Exhibit 1A-2B

DF Growth REIT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This is an Agreement, entered into effective on August 1, 2018, by and among DF Growth REIT, LLC, a Delaware limited liability company (the “Company”), DF Manager, LLC, a Delaware limited liability company (“Diversy Manager”), DiversyFund, Inc., a Delaware corporation (the “Sponsor”), and the persons admitted to the Company as members by the Manager following the date of this Agreement (“Investor Members”). The Sponsor and the Investor Members are sometimes referred to as “Members” in this Agreement.

Background

I. The Company was formed on July 16, 2018.

II. The Company intends to elect to be treated as a corporation for Federal and State tax purposes.

III. The Company intends to elect to be treated as a “real estate investment trust” (a “REIT”) for Federal and State tax purposes.

IV. The Members own all of the limited liability company interests of the Company and wish to set forth their understandings concerning the ownership and operation of the Company in this Agreement, which they intend to be the “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

1. ARTICLE ONE: CONTINUATION OF LIMITED LIABILITY COMPANY

1.1. Continuation of Limited Liability Company. The Company has been formed in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purpose set for the below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. 18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2. Name. The name of the Company shall be “DF Growth REIT, LLC” and all of its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

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1.3. Purpose. The purpose of the Company shall be to invest in real estate projects, as described more fully in the Offering Circular of the Company dated August 1, 2018 (the “Offering Circular”), and engage in any other business in which limited liability companies may legally engage under the Act. In carrying on its business, the Company may enter into contracts, incur indebtedness, sell, lease, or encumber any or all of its property, engage the services of others, enter into joint ventures, and take any other actions the Manager deems advisable.

1.4. Time Limit. The Company shall not make any investments in new projects after December 31, 2023, but may invest additional amounts in existing projects.

1.5. Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the Manager determines.

2. ARTICLE TWO: CONTRIBUTIONS AND LOANS

2.1. Initial Contributions. The Manager has not contributed any capital to the Company. Each Investor Member will contribute to the capital of the Company the amount specified in his, her, or its Investment Agreement. The capital contributions of Members are referred to in this Agreement as “Capital Contributions.”

2.2. Other Required Contributions. No Member shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in section 2.1. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s capital account.

2.3. Loans.

2.3.1. In General. The Manager or its affiliates may, but shall not be required to, lend money to the Company in the Manager’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Manager. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member to the Company (“Member Loans”) shall bear interest at the higher of (i) the prime rate of interest designated in the Wall Street Journal on any date within ten (10) days of the date of the loan, plus four (4) percentage points; or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

2.3.2. Repayment of Loans. After payment of (i) current and past-due debt service on liabilities of the Company other than Member Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past-due debt service on any outstanding Member Loans before distributing any amount to any Member pursuant to Article Four. Such loans shall be repaid pro rata, paying all past-due interest first, then all past-due principal, then all current interest, and then all current principal.

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2.4. Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

2.4.1. No Member shall be required to contribute any additional capital to the Company;

2.4.2. No Member may withdraw any part of his, her, or its capital from the Company;

2.4.3. No Member shall be required to make any loans to the Company;

2.4.4. Loans by a Member to the Company shall not be considered a contribution of capital, shall not increase the capital account of the lending Member, and shall not result in the adjustment of the number of Shares owned by a Member, and the repayment of such loans by the Company shall not decrease the capital accounts of the Members making the loans;

2.4.5. No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

2.4.6. Under any circumstance requiring a return of all or any portion of a capital contribution, no Member shall have the right to receive property other than cash; and

2.4.7. No Member shall be liable to any other Member for the return of his, her, or its capital.

2.5. No Third Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

3. ARTICLE THREE: SHARES AND CAPITAL ACCOUNTS

3.1. Limited Liability Company Interests. The limited liability company interests of the Company shall be denominated by Twenty Million (20,000,000) “Shares,” consisting of One Million (1,000,000) “Common Shares” and Nineteen Million (19,000,000) “Investor Shares.” The Sponsor owns all of the Common Shares.

3.2. Classes of Investor Shares. The Manager may divide the Investor Shares into one or more classes. The number of Shares of each such class of Investor Shares, and the rights and preferences of each such class, shall be as set forth in the resolution or resolutions of the Manager creating such class, referencing this section 3.2 (each, an “Authorizing Resolution”). Without limitation, the Manager may establish, with respect to each class of Investor Shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Authorizing Resolution providing for issuance of any class of Investor Shares may provide that such class shall be superior or rank equally or be junior to the Investor Shares of any other class except to the extent prohibited by the terms of the Authorizing Resolution establishing another class.

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3.3. Share Splits and Consolidations. The Manager may at any time increase or decrease the authorized and/or outstanding number of Shares of any class or series, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Members owning the outstanding Shares of such class or series. The Manager shall promptly notify all of the Members of any such transaction.

3.4. Certificates. The Shares of the Company shall not be evidenced by written certificates unless the Manager determines otherwise. If the Manager determines to issues certificates representing Shares, the certificates shall be subject to such rules and restrictions as the Manager may determine.

3.5. Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange as such.

3.6. REIT Considerations. The Manager may accept or reject subscriptions to acquire Shares for any reason, in the sole discretion of the Manager. Without limiting the preceding sentence, the Manager may reject a subscription to acquire Shares if the Manager determines that accepting the subscription could jeopardize the Company’s qualification as a REIT.

3.7. Capital Accounts. A capital account shall be established and maintained for each Member. Each Member’s capital account shall initially be credited with the amount of his, her, or its Capital Contribution. Thereafter, the capital account of a Member shall be increased by the amount of any additional contributions of the Member and the amount of income or gain allocated to the Member, and decreased by the amount of any distributions to the Member and the amount of loss or deduction allocated to the Member, including expenditures of the Company described in section 705(a)(2)(B) of the Code. Unless otherwise specifically provided herein, the capital accounts of the Members shall be adjusted and maintained in accordance with Code section 704 and the regulations thereunder.

4. ARTICLE FOUR: DISTRIBUTIONS

4.1. In General. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Members.

4.2. Special Rules Governing Distributions. Except as otherwise provided in this Agreement or in an Authorizing Resolution establishing a class of Investor Shares (i) any distributions of the Company not expressly payable to the holders of a class of Investor Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any class of Investor Shares as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of such class, and (iii) no Member shall have any right to distributions except as may be authorized by the Manager.

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4.3. Items Taken Into Account. In determining the amount and timing of distributions, the Manager may take into account the following items of income and expense, among others:

4.3.1. The net rental income from properties owned by the Company;

4.3.2. The net proceeds from the sale or refinancing of property;

4.3.3. Cash distributions from, and capital contributions to, entities in which the Company owns an interest;

4.3.4. Debt service on indebtedness of the Company;

4.3.5. Capital expenditures of the Company;

4.3.6. Amounts added to and released from reserve accounts established by the Manager in its sole discretion;

4.3.7. Fees paid to the Manager and its affiliates;

4.3.8. Fees paid to third parties; and

4.3.9. All of the other operating expenses of the Company.

4.4. REIT Distributions. During any period while the Company has in effect an election to be treated as a REIT, the Company shall make at least the minimum distributions required to maintain such election in effect.

4.5. Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall , at the request of the Company, promptly reimburse the Company for the amount paid over.

4.6. Manner of Distribution. All distributions to the Members will be made as Automated Clearing House (ACH) deposits into an account designated by each Member. If a Member does not authorize the Company to make such ACH distributions into a designated Member account, distributions to such Member will be made by check and mailed to such Member after deduction by the Company from each check of a Fifty Dollar ($50) processing fee.

4.7. Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his or its capacity as a Member. A Member who receives a distribution prohibited by 6 Del. C. §18-607 shall be liable as provided therein.

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5. ARTICLE FIVE: MANAGEMENT

5.1. Management by Manager.

5.1.1. In General. The business and affairs of the Company shall be directed, managed, and controlled by a single manager (the “Manager”). Diversy Manager shall serve as the Manager of the Company.

5.1.2. Powers of Manager; Management Agreement. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Company and the Manager have entered into an agreement captioned “Management Services Agreement” and dated August 1, 2018 (the “Management Agreement”). The Management Agreement describes certain services to be provided by the Manager to the Company, but shall not be construed to limit the authority of the Manager under this Agreement.

5.1.3. REIT Compliance. Without limiting the generality of section 5.1.2, the Manager shall be deemed to have the authority of a “trustee or director” under section 856(a)(1) of the Code and Treas. Reg. §1.856-1(b)(1).

5.1.4. Examples of Manager’s Authority. Without limiting the grant of authority set forth in section 5.1.2, the Manager shall have the power to (i) create classes of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company’s Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgage, liens, and other encumbrances on the Company’s assets; (xi) make all elections under the Code and the provisions of State and local tax laws, including but not limited the election to be treated as a real estate investment trust; (xiifile and settle lawsuits on behalf of the Company; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

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5.1.5. Restrictions on Members. Except as expressly provided otherwise in this Agreement, Members who are not also the Manager shall not be entitled to participate in the management or control of the Company, nor shall any such Member hold himself out as having such authority. Unless authorized to do so by the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

5.1.6. Authorizing Resolutions. Notwithstanding the foregoing provisions of this section 5.1, an Authorizing Resolution may limit the authority of the Manager and/or confer voting rights on Investor Members.

5.1.7. Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. No Member shall assert, vis-à-vis a third party, that such third party should not have relied on the apparent authority of the Manager or any officer authorized by the Manager to act on behalf of and in the name of the Company, nor shall anyone dealing with the Manager or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.

5.2. Standard of Care. The Manager shall conduct the Company’s business using its business judgment.

5.3. Time Commitment. The Manager shall devote such time to the business and affairs of the Company as the Manager may determine in its sole and absolute discretion.

5.4. Reimbursement of Formation Expenses. The Company shall reimburse the Manager and its affiliates, without interest, for the actual out-of-pocket expenses they incur in connection with the formation of the Company and the Manager, the offering of Investor Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising, and all other expenses incurred in connection with the offer and sale of interests in the Company.

5.5. Compensation of Manager and its Affiliates. The Manager and its affiliates shall be entitled only to the compensation described in the Management Agreement.

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5.6. Removal of Manager.

5.6.1. In General. The Manager may be removed by by the affirmative vote of Investor Members holding seventy five percent (75%) of the total number of Investor Shares then issued and outstanding (a “Super Majority Vote”), but only if the Investor Members have “cause” to remove the Manager, as defined in section 5.6.3 and follow the procedure set forth in section 5.6.2.

5.6.2. Procedure.

(a) Notice and Response. An Investor Member who wishes to remove the Manager and believes there is “cause” for doing so within the meaning of section 5.6.3 shall notify the Manager, referencing this section 5.6 and setting forth in detail the reasons for his, her, or its belief. Within thirty (30) days after receiving such a notice, the Manager shall respond by acknowledging the receipt of the notice and (i) stating that the Manager does not believe there is merit in the Investor Member’s allegations, (ii) explaining why the Manager does not believe “cause” exists for removal, or (iii) stating that while “cause” may exist for removal, the Manager does not believe removal would be in the best interest in the Fund. If the Manager fails to respond, the Manager shall be deemed to have stated that it does not believe there is merit in the Investor Member’s allegations. In the event the Investor Member communicates with any third party concerning his request for removal, including any other Investor Member but not including his, her, or its own legal counsel, he, she, or it shall include a copy of the Manager’s response. The failure of the Manager to include in its response any defense, facts, or arguments shall not preclude the Manager from including such defense, facts, or arguments in subsequent communications or proceedings.

(b) Vote. After following the procedure described in section 5.6.2(a), Investor Members owning at least twenty five percent (25%) of the Investor Shares then issued and outstanding (the “Dissident Members”) may call for a vote of the Investor Members. The Manager and a single representative chosen by the Dissident Members shall cooperate in sending to all Investor Members a package of materials bearing on whether “cause” exists under section 5.6.3 and whether it is in the best interest of the Company to remove the Manager, and a vote shall be taken by electronic means, with responses due within thirty (30) days. The failure of the Manager or the Dissident Members to include in this package any defense, facts, or arguments shall not preclude them from including such defense, facts, or arguments in subsequent communications or proceedings.

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(c) Arbitration. In the event of a Super Majority Vote to remove the Manager within the thirty (30) day period described in section 5.6.2(b), then the question as to whether “cause” exists to remove the Manager shall be referred to a single arbitrator in arbitration proceedings held in Wilmington, Delaware in conformance with the then-current rules and procedures of the American Arbitration Association. The removal of the Manager shall not become effective until the arbitrator determines that “cause” exists; the decision of the arbitrator shall be binding and non-appealable. In the event there is no Super Majority Vote to remove the Manager within the thirty (30) day period described in section 5.6.2(b), then the Manager shall not be removed and no subsequent proceding to remove the Manager shall be held with respect to substantially similar grounds.

5.6.3. Cause Defined. For purposes of this section 5.6, “cause” shall be deemed to exist if any only if:

(a) Uncured Breach. The Manager breaches any material provision of this Agreement or the Management Agreement and the breach continues for more than (30) days after the Manager has received written notice, or, in the case of a breach that cannot be cured within thirty (30) days, the Manager fails to begin curing the breach within thirty (30) days or the breach remains uncured for ninety (90) days; or

(b) Bankrupty. The Manager makes a general assignment for the benefit of its creditors; or is adjudicated a bankrupt; or files a voluntary petition in bankruptcy; or files a petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or an order, judgment, or decree is entered without the Manager’s consent appointing a receiver, trustee or liquidator for the Manager; or

(c) Bad Acts. The Manager engages in willful misconduct or acts with reckless disregard to its obligations, in each case causing material harm to the Company, or engages in bad faith in activities that are beneficial to itself and cause material harm to the Company, and the individual responsible for such actions is not terminated within thirty (30) days after the Manager becomes aware of such actions.

5.7. Compliance with Investment Company Act. The Manager shall use commercially reasonable efforts to ensure that the Company is not treated as an “investment company” within the meaning of the Investment Company Act of 1940. Without limiting the generality of the preceding sentence, the Manager shall use commercially reasonable efforts to ensure that the Company satisfies the safe harbor set forth in 17 CFR §270.3a-1.

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6. ARTICLE SIX: OTHER BUSINESSES; INDEMNIFICATION; CONFIDENTIALITY

6.1. Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Manager and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets classe(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Manager or its affiliates on account of such other entities or businesses.

6.2. Exculpation and Indemnification

6.2.1. Exculpation.

(a) Covered Persons. As used in this section 6.2, the term “Covered Person” means (i) the Manager and its affiliates, (ii) the members, managers, officers, employees, and agents of the Manager and its affiliates, and (iii) the officers, employees, and agents of the Company, including a Representative, each acting within the scope of his, her, or its authority.

(b) Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person, including actions take or omitted to be taken under the Management Agreement, in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person's right to rely on information to the extent provided in the Act.

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6.2.2. Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

6.2.3. Indemnification.

(a) Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company, including pursuant to the Management Agreement; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person's conduct constituted fraud or willful misconduct.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 6.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 6.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this section 6.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 6.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 6.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 6.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

(f) Savings Clause. If this section 6.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 6.2.3 to the fullest extent permitted by any applicable portion of this section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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6.2.4. Amendment. The provisions of this section 6.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

6.2.5. Survival. The provisions of this section 6.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

6.3. Confidentiality. For as long as he, she, or it owns an interest in the Company and at all times thereafter, no Investor Member shall divulge to any person or entity, or use for his or its own benefit or the benefit of any person, any information of the Company of a confidential or proprietary nature, including, but not limited to (i) financial information; (ii) designs, drawings, plans, and specifications; (iii) the business methods, systems, or practices used by the Company; and (iii) the identity of the Company’s Members, customers, or suppliers. The foregoing shall not apply to information that is in the public domain or that an Investor Member is required to disclose by legal process.

7. ARTICLE SEVEN: BANK ACCOUNTS; BOOKS OF ACCOUNT

7.1. Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Manager may designate. Funds in any such account shall not be commingled with the funds of any Member.

7.2. Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

7.3. Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under section 4.1, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

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7.4. Right of Inspection.

7.4.1. In General. If a Member wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Manager, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Manager shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

7.4.2. Bona Fide Purpose. The Manager shall not be required to respond to a request for information or to inspect the books and records of the Company if the Manager believes such request is made to harass the Company or the Manager, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

7.4.3. Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Manager.

7.4.4. Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a) No Member shall have a right to a list of the Investor Members or any information regarding the Investor Members.

(b) Before providing additional information or allowing a Member to inspect the Company’s records, the Manager may require such Member to execute a confidentiality agreement satisfactory to the Manager.

(c) No Member shall have the right to any trade secrets of the Company or any other information the Manager deems highly sensitive and confidential.

(d) No Member may review the books and records of the Company more than once during any twelve (12) month period.

(e) Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f) A representative of the Company may be present at any inspection of the Company’s books and records.

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(g) If more than one Member has asked to review the Company’s books and records, the Manager may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

(h) The Manager may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

8. ARTICLE EIGHT: TRANSFERS OF SHARES

8.1.1. In General. Except as provided in section 8.1.2, section 8.1.3, and section 8.1.4, or the terms of an Authorizing Resolution, Investor Shares may generally be transferred without the consent of the Company or the Manager.

8.1.2. REIT Restrictions on Transfer. Notwithstanding section 8.1.1, no transfer of Investor Shares will be permitted if the transfer could, by itself or in conjunction with other pending or anticipated transfers, jeopardize the status of the Company as a REIT, in the sole discretion of the Manager. An Investor Member seeking to transfer Investor Shares, by sale, gift, or otherwise, shall notify the Company no less than thirty (30) days before the proposed transfer, specifying the number of Investor Shares and the identify of the proposed transferee. The Company shall, within twenty (20) days, notify the Investor Member that (i) the proposed transfer is permitted, (ii) the proposed transfer is not permitted because it would jeopardize the status of the Company as a REIT, or (iii) the Manager requires additional information to make a determination. The Manager may require the Investor Member to reimburse the Company for any reasonable expenses the Company incurs with the transfer, including attorneys’ fees.

8.1.3. First Right of Refusal.

(a) In General. In the event an Investor Member (the “Selling Member”) receives an offer from a third party to acquire all or a portion of his, her, or its Investor Shares (the “Transfer Shares”), then he, she, or it shall notify the Manager, specifying the Investor Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Manager shall notify the Selling Member whether the Manager (or a person designated by the Manager) elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.

(b) Special Rules. The following rules shall apply for purposes of this section:

(1) If the Manager elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Member may proceed with the sale to the proposed purchaser, subject to section 8.1.2.

(2) If the Manager elects to purchase the Transfer Shares, it shall do so within thirty (30) days.

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(3) If the Manager elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Member and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Member and the purchaser shall be treated as a new offer and shall again be subject to this section.

(4) If the Manager elects to purchase the Transfer Shares in accordance with this section, such election shall have the same binding effect as the then-current agreement between the Selling Member and the proposed purchaser. Thus, for example, if the Selling Member and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Manager shall have the effect of a non-binding letter of intent with the Selling Member. Conversely, if the Selling Member and the purchaser have entered into a binding definitive agreement, the election of the Manager shall have the effect of a binding definitive agreement. If the Selling Member and the Manager are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

8.1.4. Conditions of Transfer. A transfer of Investor Shares shall be effective only if:

(a) The transferor has notified the Manager of the proposed transfer at least thirty (30) business days in advance, describing the the terms and conditions of the proposed transfer and any other information reasonably requested by the Manager;

(b) The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;

(c) A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

(d) All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and

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(e) The Manager determines, and such determination is confirmed by an opinion of counsel satisfactory to the Manager stating, that (i) the transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the transfer will not require the Company or the Manager to register as an investment company under the Investment Company Act of 1940, (iii) the transfer will not require the Manager or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Manager would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Manager.

8.1.5. Admission of Transferee. Any permitted transferee of Shares shall be admitted to the Company as a Member on the date agreed by the transferor, the transferee, and the Manager.

8.1.6. Exempt Transfers. The following transactions shall be exempt from the provisions of section 8.1:

(a) A transfer to or for the benefit of any spouse, child or grandchild of an Investor Member, or to a trust for their exclusive benefit;

(b) Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; and

(c) The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to section 8.1.6(a), (i) the transferred Shares shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the transferred Shares shall not thereafter be transferred further in reliance on section 8.1.6(a).

8.1.7. Application to Certain Entities. In the case of an Investor Member that is a Special Purpose Entity, the restrictions set forth in section 8.1 shall apply to indirect transfers of interests in the Company by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of acquiring or holding an interest in the Company, and (ii) any entity if the purchase price of its interest in the Company represents at least seventy percent (70%) of its capital.

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8.1.8. Other Transfers Void. Transfers in contravention of this section shall be null, void and of no force or effect whatsoever, and the Members agree that any such transfer may and should be enjoined.

8.2. Death, Insolvency, Etc. Neither the death, disability, bankruptcy, or insolvency of a Member, nor the occurrence of any other voluntary or involuntary event with respect to a Member, shall give the Company or any Member the right to purchase such Member’s Shares, nor give the Member himself (or his heirs, assigns, or representatives) the right to sell such Shares to the Company or any other Member. Instead, such Member or his heirs, assigns, or legal representatives shall remain a Member subject to the terms and conditions of this Agreement.

8.3. Incorporation. If the Manager determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Manager may reasonably determine are necessary or appropriate, consistent with the terms of the this Agreement. In such event each Member shall receive stock in the newly-formed corporation equivalent to his or its Shares.

8.4. Drag-Along Right. In the event the Manager approves a sale or other disposition of all of the interests in the Company, then, upon notice of the sale or other disposition, each Member shall execute such documents or instruments as may be requested by the Manager to effectuate such sale or other disposition and shall otherwise cooperate with the Manager. The following rules shall apply to any such sale or other disposition: (i) each Investor Member shall represent that he, she, or it owns his or its Shares free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Investor Member shall grant to the Manager a power of attorney to act on behalf of such Investor Member in connection with such sale or other disposition; and (iii) each Investor Member shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.

8.5. Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

8.6. Mandatory Redemptions.

8.6.1. Based on ERISA Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Investor Shares owned by a Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

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8.6.2. Based on REIT Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Investor Shares owned by a Member if the Manager determines that such purchase would be beneficial in allowing the Company to retain its status as a REIT. In making such determination, the Manager need not conclude that such purchase is absolutely necessary for the Company to retain its status as a REIT or that the Company could not retain its status as a REIT in any other way.

8.6.3. Based on Other Bona Fide Business Reasons. The Manager may, at any time, cause the Company to purchase all of the Investor Shares owned by a Member if the Manager determines that (i) such Member made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Member’s interest in the Company; (iii) the Manager believes that such Member’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Member has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Member is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

8.6.4. Purchase Price and Payment. In the case of any purchase of Shares described in this section 8.6:

(a) Purchase Price. The purchase price of the Shares shall be:

(1) If the purchase occurs on or before December 31, 2018, the amount the Member paid for the Shares;

(2) If the purchase occurs within six (6) months after the Member purchased the Shares from the Company, the amount the Member paid for the Shares; and

(3) If the purchase occurs after December 31, 2016 and more than six (6) months after the Member purchased the Shares from the Company, or if the Member did not purchase the Shares from the Company, an amount equal to ninety percent (90%) of the amount the Member would receive if all of the assets of the Company were sold for their Net Asset Values (as defined in section 8.7), all of the liabilities of the Company were satisfied, and the remaining proceeds were distributed to the Members in complete liquidation of the Company.

(b) Payment. The purchase price shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within within sixty (60) days following written notice from the Manager.

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8.7. Annual Determination of Net Asset Values. Within sixty (60) days ofthe end of each fiscal year beginning December 31, 2019, the Manager shall calculate the net asset value (the “Net Asset Value”) of each asset of the Company that is reflected on the Company’s balance sheet, taking into account such factors as the Manager believes are relevant and appropriate. In determining the value of the Company’s real estate assets, the Manager may, but shall not be required to, retain one or more independent appaisers.

8.8. Withdrawal. An Investor Member may withdraw from the Company by giving at least ninety (90) days notice to the Manager. The withdrawing Investor Member shall be entitled to no distributions or payments from Company on account of his, her, or its withdrawal, nor shall he, she, or it be indemnified against liabilities of Company. For purposes of this section, an Investor Member who transfers a Class A Interest pursuant to (i) a transfer permitted under section 8.1, or (ii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company.

9. ARTICLE NINE: DISSOLUTION AND LIQUIDATION

9.1. Dissolution. The Company shall be dissolved upon the first to occur of the following:

9.1.1. Within twelve (12) months following the sale of all or substantially all of the assets of the Company;

9.1.2. The Dissolution Date; or

9.1.3. The entry of a decree of a judicial dissolution pursuant to the Act.

9.2. Dissolution Date. For purposes of section 9.1.2, the term “Dissolution Date” means December 31, 2023, except that (i) the Manager may extend the Dissolution Date to December 31, 2024 by giving notice to all of the Members no later than September 30, 2023; and (ii) having given such notice, the Manager may further extend the Dissolution Date to December 31, 2025 by giving notice to all of the Members no later than September 30, 2024.

9.3. Liquidation.

9.3.1. Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Members pursuant to the provisions of this Article Nine. Upon such dissolution, the Manager shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.

9.3.2. Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in Article Two.

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9.3.3. Distributions In Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Manager’ opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to the Members in kind but only after all cash and cash-equivalents have first been distributed and after the Pre-Distribution Adjustment.

9.3.4. Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the capital account of each Member immediately prior to any distribution in liquidation.

10. ARTICLE TEN: POWER OF ATTORNEY

10.1. In General. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Investor Member, with power and authority to act in the name and on behalf of each such Investor Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

10.1.1. This Agreement and any amendment of this Agreement authorized under section 11.1;

10.1.2. Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

10.1.3. Any instrument or document that may be required to effect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

10.1.4. Any and all other instruments as the Manager may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

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10.2. Terms of Power of Attorney. The special and limited power of attorney of the Manager (i) is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Investor Member, and is limited to those matters herein set forth; (ii) may be exercised by the Manger by an through one or more of the officers of the Manager for each of the Investor Members by the signature of the Manager acting as attorney-in-fact for all of the Investor Members, together with a list of all Investor Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by an Investor Member of all or any portion of his, her or its Class A Interest except that, where the assignee of the Class A Interest owned by the Investor Member has been approved by the Manager for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3. Notice to Investor Members. The Manager shall promptly furnish to each Investor Member a copy of any amendment to this Agreement executed by the Manger pursuant to a power of attorney from such Investor Member.

11. ARTICLE ELEVEN: AMENDMENTS

11.1. Amendments Not Requiring Consent. The Manager may amend this Agreement without the consent of any Member to effect:

11.1.1. The correction of typographical errors;

11.1.2. A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

11.1.3. The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

11.1.4. An amendment the Manager determines to be necessary or appropriate for the Company to qualify as a REIT;

11.1.5. An amendment that cures ambiguities or inconsistencies in this Agreement;

11.1.6. An amendment that adds to its own obligations or responsibilities;

11.1.7. A change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

11.1.8. A change the Manager determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

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11.1.9. A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

11.1.10. A change the Manager determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

11.1.11. A change that the Manager determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

11.1.12. A change the Manager determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

11.1.13. An amendment that conforms to the Offering Circular;

11.1.14. Any amendments expressly permitted in this Agreement to be made by the Manager acting alone; or

11.1.15. Any other amendment that does not have, and could not reasonably be expected to have, an adverse effect on the Investor Members.

11.2. Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Investor Members, other than amendments described in section 11.3, shall require the consent of the Manager and Investor Members holding a majority of the Investor Shares or, if an amendment affects only one class of Investor Shares, then the Investor Members holding a majority of the Investor Shares of that Series.

11.3. Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Manager and each affected Member:

11.3.1. An amendment deleting or modifying any of the amendments already listed in this section 11.3;

11.3.2. An amendment that would require any Investor Member to make additional Capital Contributions; and

11.3.3. An amendment that would impose personal liability on any Investor Member.

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11.4. Procedure for Obtaining Consent. If the Manager proposes to make an amendment to this Agreement that requires the consent of Investor Members, the Manager shall notify each affected Investor Member (who may be all Investor Members, or only Investor Members holding a given class of Investor Shares) in writing, specifying the proposed amendment and the reason(s) why the Manager believe the amendment is in the best interest of the Company. At the written request of Investor Members holding at least Twenty Percent (20%) of the Investor Shares entitled to vote on the amendment, the Manager shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Manager proposes an amendment that is not approved by the Investor Members within ninety (90) days from proposal, the Manager shall not again propose that amendment for at least six (6) months.

12. ARTICLE TWELVE: MISCELLANEOUS

12.1. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given by electronic mail with transmission acknowledgment, to the principal business address of the Company, if to the Company or the Manager, to the email address of an Investor Member povided by such Investor Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

12.2. Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

12.3. Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the California courts or the Federal courts located in or most geographically convenient to San Diego, California, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, except as provided in section 5.6.2, (iii) agrees that any such court shall have in personam jurisdiction over such Member, (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by California law, and (v) if such Member is not otherwise subject to service of process in California, agrees to appoint and maintain an agent in California to accept service, and to notify the Company of the name and address of such agent.

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12.4. Waiver of Jury Trial. Each Member acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each Member irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

12.5. Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

12.6. No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

12.7. Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

12.8. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

12.9. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

12.10. Execution by Investor Members. It is anticipated that this Agreement will be executed by Investor Members through the execution of a separate Investment Agreement.

12.11. Legal Representation. The Company and the Manager have been represented by Flaster/Greenberg P.C. in connection with the preparation of this Agreement. Each Investor Member (i) represents that such Member has not been represented by Flaster/Greenberg P.C. in connection with the preparation of this Agreement, (ii) agrees that Flaster/Greenberg P.C. may represent the Company and/or the Manager in the event of a dispute involving such Investor Member, and (iii) acknowledges that such Investor Member has been advised to seek separate counsel in connection with this Agreement.

12.12. Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

12.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DF GROWTH REIT, LLC

By:	DF Manager, LLC
As Manager

By:	DiversyFund, Inc.
As Manager

By
Alan Lewis, Chief Investment Officer

DF MANAGER, LLC

By:	DiversyFund, Inc.
As Manager

By
Alan Lewis, Chief Investment Officer

DIVERSYFUND, INC.

By
Alan Lewis, Chief Investment Officer

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